Exhibit 4.3
                                                                 -----------

                              AMENDMENT NO. 11
                       TO THE FORT HOWARD CORPORATION
                       PROFIT SHARING RETIREMENT PLAN
                       ------------------------------


      WHEREAS, Section 10.09 of the Fort Howard Corporation Profit Sharing Retirement Plan, as amended and restated effective January 1, 1985 (the "Plan"), provides that the Plan may be amended by the Fort Howard Corporation Profit Sharing Retirement Plan Investment Advisory Board (the "Board") in accordance with the terms of such Section; and

      WHEREAS, the Board desires to amend the Plan;

      NOW, THEREFORE, the Plan is hereby amended as follows:

      1. Section 1.18 of the Plan is hereby amended, effective January 1, 1996, by adding the following sentences at the end of that section:

                  The term EMPLOYEE shall also include any other person who is not an EMPLOYEE as defined in the preceding sentence, but who is a citizen of the United States, and who was employed by the COMPANY and transfers to employment on a salaried basis outside the United States with a foreign affiliate (as defined in Code Section 3121(l)(8)); provided the requirements of Code Section 406 are satisfied with respect to that individual. An EMPLOYEE described in the preceding sentence will be entitled to contribute to the PLAN under
                  Article 4, will be entitled to share in COMPANY contributions under Article 6, and the employer of such an EMPLOYEE will be treated as the COMPANY for purposes of
                  Section 1.09 of the PLAN.

      2. Section 4.01 of the Plan is hereby amended, effective April 1, 1996, by deleting the words "Eight percent (8%)" from the first sentence of that section and replacing them with the words "Ten percent (10%)".

      3. Section 9.02 of the Plan is hereby amended, effective September 1, 1995, by adding the following subparagraph to that section, immediately following subparagraph 9.02A.5:

                  6) Funeral expenses of the PARTICIPANT'S spouse, parents, children or dependents.

      4.    In all other respects, the Plan is hereby ratified and approved.

Executed this 22nd day of December, 1995.

                                        FORT HOWARD CORPORATION
                                        PROFIT SHARING RETIREMENT PLAN
                                        INVESTMENT ADVISORY BOARD

                                        By: /s/R. Michael Lempke
                                            ---------------------------
                                             Member of the Board